EXHIBIT 99.1

i2 Reports First Quarter 2004 Results

DALLAS – April 22, 2004 – i2 Technologies, Inc. (OTC: ITWO), a leading provider of closed-loop supply chain management solutions, today announced results for its first quarter, ended March 31, 2004.

Total revenue for the first quarter was $83.6 million, as compared to $97.7 million in the previous quarter and $157.9 million in the first quarter of 2003.

License revenue in the first quarter was $12.4 million. This compares to $14.8 million of license revenue in the fourth quarter of 2003 and $19.1 million in the first quarter of 2003.

Development services revenue was $6.6 million in the first quarter, consistent with the $6.7 million in the prior quarter and a decrease from the $9.3 million in the first quarter of 2003.

Contract revenue recognized in the quarter was $6.0 million, as compared to $13.9 million in the prior quarter and $56.6 million in the first quarter of 2003. Contract revenue reflects amounts deferred as a result of the Company’s July 2003 restatement.

Total costs and operating expenses for the first quarter of 2004 were $107.7 million, which includes approximately $10.0 million for an accrual the Company has taken for costs associated with a potential resolution of the SEC investigation and an additional charge of $2.4 million for legal expenses related to the pending class action and derivative litigation and the SEC investigation. This compares to $141.6 million in total costs and operating expenses in the fourth quarter of 2003, which included a $42.0 million accrual related to the potential settlement of the class action and derivative litigation, and $2.5 million for legal fees related to the pending class action and derivative litigation and SEC investigation. Total costs and operating expenses in the first quarter of 2003 were $110.1 million, which included $4.0 million of legal and audit fees related to the Company’s re-audits and investigations. Operating loss for the first quarter of 2004 totaled $24.1 million.

The net loss for the first quarter totaled $30.0 million, or ($0.07) loss per diluted share. This compares to a net loss of $49.0 million, or ($0.11) loss per diluted share in the fourth quarter of 2003 and net income of $41.3 million, or $0.09 earnings per diluted share, for the first quarter of 2003.

Cash use in the first quarter totaled $19.7 million. The Company finished the quarter with $289.7 million in total cash and investments.

i2 Planet

i2 will host an analyst meeting from its annual i2 Planet conference next week in San Diego. i2 Planet San Diego is a three-day interactive forum for the exchange of ideas and best practices in supply chain management, featuring presentations and networking opportunities with executives from some of the world’s most successful and innovative companies. i2 management will address analysts and investors from the event on Wednesday April 28. A live web cast of the analyst meeting will be available beginning at 4:30 p.m. Eastern via the Company’s website at www.i2.com/investors.

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i2 Reports First Quarter 2004 Results

Earnings Conference Call Information

The i2 management will host a live conference call and Webcast with investors today, April 22, 2004 at 5:00 p.m. Eastern to discuss the first quarter financial results. Investors and other interested parties may access the call via web cast through the Company’s web site at www.i2.com/investors. A telephone replay of the event will also be available for approximately 24 hours following the call. To access the replay, dial 800-475-6701 and enter pass code 728796.

About i2

A leading provider of closed-loop supply chain management solutions, i2 designs and delivers software that helps customers optimize and synchronize activities involved in successfully managing supply and demand. i2’s global customer base consists of some of the world’s market leaders – including seven of the Fortune global top 10. Founded in 1988 with a commitment to customer success, i2 remains focused on delivering value by implementing solutions designed to provide a rapid return on investment. Learn more at www.i2.com.

i2 is a registered trademark of i2 Technologies US, Inc. and i2 Technologies, Inc.

For More Information Contact:

Melanie Ofenloch

i2 Corporate Communications

469-357-3027

melanie_ofenloch@i2.com

Barry Sievert

Shelton Investor Relations for i2

972-239-5119 ext 134

bsievert@sheltongroup.com

I2 TECHNOLOGIES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	March 31,
	2004	2003
Revenues:
Software licenses	$12,388	$19,149
Development services	6,617	9,289
Contract	5,970	56,593
Services	27,643	38,573
Maintenance	31,004	34,345

Total revenues	83,622	157,949

Costs and expenses:
Cost of revenues:
Software licenses	3,177	283
Development services	6,606	6,221
Contract	106	7,197
Amortization of acquired technology	145	145
Services and maintenance	31,977	36,774
Sales and marketing	19,921	23,649
Research and development	19,691	20,777
General and administrative	25,461	14,379
Amortization of intangibles	39	423
Restructuring charges and adjustments	575	253

Total costs and expenses	107,698	110,101

Operating income (loss)	(24,076)	47,848
Other income (expense), net	(5,091)	(5,018)

Income (loss) before income taxes	(29,167)	42,830
Income tax expense	809	1,498

Net income (loss)	$(29,976)	$41,332

Income (loss) per common share:
Basic	$(0.07)	$0.10

Diluted	$(0.07)	$0.09

Weighted-average common shares outstanding:
Basic	434,439	432,850
Diluted	434,439	477,524

i2 TECHNOLOGIES, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except par value)

(Unaudited)

	March 31, 2004	December 31, 2003
ASSETS
Current assets:
Cash and cash equivalents	$259,076	$288,822
Restricted cash	10,897	15,532
Short-term investments, at fair value	5,000	5,000
Accounts receivable, net of allowance for doubtful accounts of $2,540 and $3,098	41,156	36,746
Deferred contract costs	6,889	6,995
Other current assets	24,762	27,529

Total current assets	347,780	380,624
Long-term investments, at fair value	14,705	—
Premises and equipment, net	25,000	28,483
Intangible assets, net	4,099	4,647
Goodwill	16,620	16,620

Total assets	$408,204	$430,374

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$19,079	$20,853
Accrued liabilities	114,093	109,499
Accrued compensation and related expenses	26,994	27,380
Deferred tax liabilities	9	9
Deferred revenue	216,888	212,753

Total current liabilities	377,063	370,494

Non-current deferred tax liabilities	15	18
Long-term debt	356,800	356,800

Total liabilities	733,878	727,312
Commitments and contingencies

Stockholders’ equity deficit:
Preferred stock, $0.001 par value, 5,000 shares authorized, none issued	—	—
Series A junior participating preferred stock, $0.001 par value, 2,000 shares authorized, none issued	—	—
Common stock, $0.00025 par value, 2,000,000 shares authorized, 434,615 and 434,133 shares issued and outstanding	109	109
Additional paid-in capital	10,377,641	10,376,937
Accumulated other comprehensive income (loss)	748	217
Accumulated deficit	(10,704,172)	(10,674,201)

Net stockholders’ deficit	(325,674)	(296,938)

Total liabilities and stockholders’ deficit	$408,204	$430,374

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